EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this registration statement of NovaDel Pharma Inc. on Form S-8 of our report dated March 31, 2010 on our audits of the balance sheets of NovaDel Pharma Inc. as of December 31, 2009 and 2008, and the related statements of operations, changes in stockholders’ equity (deficiency) and cash flows for each of the three years in the period ended December 31, 2009, which report includes an explanatory paragraph relating to NovaDel Pharma Inc.’s ability to continue as a going concern.

/s/ J. H. Cohn LLP

Roseland, New Jersey

June 23, 2010